UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITES EXCHANGE ACT OF 1934


Date of Report (Date of earliest events reported) March 1, 2001
                                                  ------------------
                                                  January 25, 2001
                                                  ------------------


                      PUBLIC SERVICE COMPANY OF NEW MEXICO
             (Exact name of registrant as specified in its charter)


         New Mexico                                          85-0019030
 ---------------------------     Commission              ----------------------
(State or Other Jurisdiction     File Number 1-6986        (I.R.S. Employer
     of Incorporation)                       ------      Identification) Number)



  Alvarado Square, Albuquerque, New Mexico                      87158
  ----------------------------------------                      -----
  (Address of principal executive offices)                    (Zip Code)



                                 (505) 241-2700
                                 --------------
              (Registrant's telephone number, including area code)


                         ------------------------------
              (Former name, former address and former fiscal year,
                         if changed since last report)

Item 9.    Regulation FD Disclosure

The following is the transcript of the Company`s press conference to discuss the Company's year-end earnings results that was broadcast via telephone conference and the Company's web site on January 25, 2001 and is being filed herewith as a Regulation FD disclosure.

                              PNM/WESTERN RESOURCES

                   HOSTS: Mr. Jeff Sterba & Ms. Barbara Barsky
                             DATE: January 25, 2001
                                  7:00 a.m. MT


OPERATOR:
Good morning and welcome, ladies and gentlemen, to the fourth quarter year-end earnings release conference call. At this time, I'd like to inform you that this conference is being recorded for rebroadcast and that all participants are in a listen-only mode. At the request of the company, we will open the conference up for questions and answers after the presentation.

I will now turn the conference over to Barbara Barsky. Please go ahead, ma'am.

MS. BARSKY:
Good morning. Thank you for participating today in this tele-conference to review PNM's year 2000 results. We'll also update you on our take on California's crisis and restructuring in New Mexico. Today's conference call can also be heard on the web by accessing our website at www.PNM.com. I'm Barbara Barsky, Investor Relations Officer for PNM.

Joining me today are Jeff Sterba, Chairman, President and CEO, Max Maerki our CFO, Eddie Padilla, our Senior VP of Bulk Power and John Loyack, Controller.

Yesterday we reported record earnings for the fourth quarter and the full year 2000. A press release was issued which included summary financial information for the fourth quarter and the full year of 2000 and earnings guidance for 2001. If you have not received this release, please call 505-241-2868 and we will fax you a copy immediately. A copy can also be found on our website at PNM.com.

I need to remind you that some of the information we will provide today relative to revenues, earnings, regulatory issues, merger issues and investments should be considered forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act. Actual results for 2001 will be affected by a number of factors including, but not limited to, weather, local and national economies, the competitive environment and the electric and natural gas industries, various legal and State and federal regulatory and legislative outcomes if the company is unable to predict at this time. For more information about these uncertainties and risk factors, please consult PNM's 10K, 10Q and 8K filings with the Securities and Exchange Commission for 1999 and 2000.

I'd now like to introduce Jeff Sterba, who will take about 15 minutes to discuss PNM's financial results and other recent news. Immediately following his remarks, we will open the conference to questions. Jeff.

MR. STERBA:
Good morning and thanks for joining us today. The fourth quarter of 2000 was certainly not a dull time for us in the utility industry, particularly out here in the West. At PNM it marked the climax of a really good year. A year in which our long-term strategic plan continued to produce solid earnings growth.

We recorded a substantial increase in our wholesale power business, more than doubling revenues over the previous year. Due to that success in the wholesale market, continued retail load growth and effective cost control, PNM earnings for the year exceeded our original expectations.

And 2000 was a year in which we also accelerated our planned growth strategy with an acquisition that we believe will make PNM a significant multi-regional presence in our industry.

2000 was also a year in which we faced the challenge of a volatile wholesale market, driven by events in California and California's difficulties have raised concerns here in New Mexico about our own State's transition to competition.

PNM has responded to those concerns with a proposed solution that we believe will provide New Mexico customers with a sound transition to a competitive market while providing appropriate protection from the high prices and supply shortages that California has experienced due to their own disregard of sound economic and market principles.

At this time, it's really unclear what the outcome will be in New Mexico, but we will work to ensure that an appropriate market structure is put in place, and that we are provided the business flexibility necessary to enable us to compete.

Now I'll talk a little bit more about industry restructuring in New Mexico later, but first let's focus a bit on earnings.

Yesterday we reported net  earnings of $2.53 per diluted  share,  an increase of
21.3 percent over 1999 net earnings of $2.01. For the fourth quarter, reported earnings were 35 cents per share compared to 41 cents per share in the fourth quarter in 1999. Excluding one-time items and costs related to our proposed Western Resources acquisition, PNM earned $2.58 per share compared to $1.92 in 1999. For the last quarter of last year, earnings that of one-time items was 58 cents compared to 43 cents the year prior.

I'll come back to these one-time items in a few moments. The increase in earnings as I said, is primarily due to three things.

First, the success of our wholesale power marketing business. Second, a warmer summer and colder winter in 2000 than in the previous year. And third, continued cost control in all areas of our business and lower interest expense. While PNM wholesale sales for year were up 11 percent in terms of kilowatt-hours, wholesale revenues more than doubled to $757 million for the year.

The relatively small growth in sales compared to the big jump in revenues reflects the high prices and increased volatility we saw in the Western market, especially during the second half of 2000.

Although PNM electric retail sales increased about 4.2 percent over 1999 levels, retail electric revenues were actually down a little less than one percent. The sales increase reflects both continued strong underlying growth in our home territory and warmer temperatures last summer. But those factors were offset by the $37 million rate reduction we implemented for retail customers in the third quarter of 1999.

O & M expenses were roughly flat in 2000 compared to the previous year. And interest expense for the year declined by more than $5 million due to the retirement of $53 million in debt over the past two years.

We were also able to take advantage of our good cash position to buy back about a million and a half shares of common stock.

At year end, PNM recorded a one-time regulatory reserve of 17 cents per share reflecting our view of the probable treatment of certain regulatory assets in the transition to industry restructuring in New Mexico.

The other one-time items in 2000 were in the third quarter and included a gain of 21 cents from a legal settlement, a reversal of gas rate reserves of 7 cents and a charge of 7 cents related to the acquisition of a new long-term wholesale customer.

As you know, the big news in our industry in recent months has been the unraveling of industry re-structuring in California. And I want to talk a little bit about how that situation impacted our wholesale business last year and how we see it affecting us as we move forward into 2001.

We are not a major participant in the California market and only a small part of our sales are directly into the California PX and ISO. We really don't track our wholesale trading by State, but we estimate that about 7 percent of our wholesale transactions which as you will recall amounted to about $750 million last year. About 7 percent of that went to the California Power Exchange and ISO. But California is the 800 pound gorilla of the western market and what happens there affects all of us in 2000, and again as we move forward in 2001 in the western market.

First, let me review our exposure to the California and western market which we obviously monitor quite closely. As we've spoken before, we take an active approach to risk management and a strong policy's in place to help us understand and minimize our exposure to risks in the commodity trading operation.

We received payment on January 18th from the California PX for the majority of the bill due us, but the Exchange is now in default on about $1.7 million which we understand to be the SCE, the Southern Cal Ed portion, of that bill. Additionally, the Power Exchange and ISO owe us about six and a half million dollars that will be payable over the next 90 days. We don't know what portion of that may be associated with which utility within California, but some portion of that we would fully expect is associated with Southern California, a larger portion with PG&E and then some portion with San Diego.

As of two weeks ago, we discontinued trades with the PX and ISO until we had greater assurance of payment. We have also transacted business more recently with the California Department of Water Resources, but at this time we have also ceased that trading activity until such time as additional financial security is provided.

Until then, we will trade with these California parties only to the extent necessary to comply with the Department of Energy's directive. Given that the greatest problems of California appear to be in the northern part of the State where it's difficult for us to transmit power, we have only been called on once in recent weeks, that's a nice tongue twister, in recent weeks under that directive.

In the fourth quarter we also booked an eight and a half million dollar reserve to reflect our exposure to the wholesale market.

Going forward we expect that the disruptions in the California market will continue to have an impact on PNM's wholesale business. As you know, the fundamental problem in California is a mis-match in supply and demand, aggravated by a seriously flawed market structure. While it's too soon to say how long it will take to straighten out the market problems, I think it's clear that it'll take at least a year to eighteen months before any new generation that's now in planning stages can begin to address the supply shortage.

And I believe it'll take more like two or three years before power supplies can hope to catch up with the demands of the State. So we expect that demand and prices will remain strong and risk and volatility will remain high in the western market at least for the next year.

California's problems have raised a lot of second thoughts about proceeding with utility industry re-structuring here in New Mexico. A number of parties, including the legislature who originally sponsored New Mexico's re-structuring legislation back in 1999 are now calling for delay of implementation or even repeal.

We understand the concern and fear that what has happened in California not be allowed to happen in New Mexico and we agree with that. We believe that the combination of the New Mexico law which was developed after five years of study with a focus on avoiding the California model.

Second, the desire for New Mexico to be the site of environmentally-appropriate new power generation. And third, our proposed plan of transition, that those three things can assure that the California disease will not infect New Mexico customers.

We and many others continue to believe that competition and customer choice are the future of our industry, and that there is no effective back to go back to.

We are urging regulators and legislators to continue to press forward with implementation while learning from the errors made in California. New Mexico is not California and our approach to industry re-structuring avoids the pitfalls that California fell into.

However, we have also indicated a commitment to work with the legislature. If they feel a short-term delay is essential, provided that it is structured to continue the development of a competitive supply market and provide us the business flexibility necessary to position and compete.

The legislature has several possible options. It can decline to amend the re-structuring law which would leave us on-track for open access beginning next year.

Alternatively, the legislature could choose to let the open access States slip by one, two or maybe even five years, but allow PNM and the other utilities in the State to proceed with corporate separation or something similar that facilitates development of a competitive supply market, as well as the other necessary steps in preparation for customer choice.

Or the legislature could allow delay of all those preparatory steps as well as the open access States effectively calling a time-out that freezes the status quo. It also raises questions about how will the supply needs be met.

The most extreme option they have would be to repeal the law altogether and attempt to return to the old regulatory system. There's no doubt that California's unfortunate experience has shaken public confidence in the benefits of utility industry re-structuring. And ours is truly a vital industry, indispensable to modern life in the twenty-first century. And people look to us to provide a reliable supply of energy at affordable prices.

But we also believe that free markets, properly structured will continue to do that and do it better than regulation. We strongly support continuing with preparing for a competitive market, particularly focusing on the supply side, even if the actual day for open access is delayed for some period of time.

Now based on our strong results in 2000 and our view of developments this year, we are raising our earnings forecast for 2001 to a range of $2.60 to $2.70 a share. We believe that the first and second quarters will exceed the same quarters of last year.

In part this change reflects the pricing in the West during the second half of 2000. We don't believe we will see the same spikes in the second half of this year as we did in 2000 on a comparative basis. So we look for lower third and fourth quarters in 2001.

This also assumes that retail sales growth will continue at 2000 rates and that we will continue to see growth in our wholesale margins. It also includes the positive effect of the two gas rate cases settled at the end of the year.

Expenses will increase due to inflation, growth initiatives and regulatory costs.

Significant capital additions in 2000 will lead to increased depreciation in 2001, but fewer shares outstanding and reduced losses in our non-regulated businesses will benefit earnings.

At 2.60 to 2.70 earnings for this year, we will be producing an annual 16 to 18 percent earnings growth rate since 1999, and be positioned to achieve our target growth rate of 10 percent over the next five to six years.

Now we'd be glad to take any questions.

OPERATOR:
The question and answer session will begin now. If you're using a speakerphone, please pick up the handset before pressing any numbers. Should you have a question, please press 1, 4 on your pushbutton phone. Should you wish to withdraw your question, please press 1, 3. Your question will be taken in the order it is received. Please standby by your first question.

The first question comes from Jim Von Reisemann. Please state your affiliation, followed by your question.

MR. VON REISEMANN:
Hi, it's Jim Von Reisemann from Morgan Stanley.  Congratulations, Jeff, Max.

MR. STERBA:
Thank you, Jim.

MR. VON REISEMANN:
Three questions, if I could. The first one is does the 13 cent reserve margin that you booked in the fourth quarter included in that 2.58 that you reported for on-going earnings for the year?

UNIDENTIFIED:
Yes.

UNIDENTIFIED:
Could you be specific about the reserve, you said reserve margin.

MR. VON REISEMANN:
You said the reserve for, excuse me, you took a reserve for eight and a half to reflect the risk in the wholesale market. Is that included in the 2.58 on-going earnings that you're reporting for the year?

MR. STERBA:
Yes, it is.

UNIDENTIFIED:
Yes.

MR. VON REISEMANN:
Okay, so ....

MR. STERBA:
Yes.  Yes, it is.

MR. VON REISEMANN:
So if I look at this correctly, earnings would have been about 2.70 right had you not taken this reserve? Or am I looking at it backwards?

MR. STERBA:
That is correct.

MR. VON REISEMANN:
Okay. So essentially you're saying flat earnings 2001 versus 2000 with your new guidance?

MR. STERBA:
Yeah.

MR. VON REISEMANN:
Okay. Second thing, one could you talk about the weather a little bit. What the weather impact was on a per share basis from the retail side in 2000.

MR. STERBA:
It's difficult to do it on a per share basis, but our cooling degree days I believe and I'm looking at Roger Flynn who's here with me, but I think it is something like our average is around 1,100 and I believe we're at about 1,700 cooling degree days subject to check. So it was a fairly substantial increase in cooling degree days.

Heating degree days for the year are up a bit, not quite as substantial. Now, we're going to see if I'm right.

MR. VON REISEMANN:
Okay.

MR. STERBA:
Heating degree, cooling degree days, I was fairly close. For 1999, it was about 1,118 and for 2000 it was 1,700. So cooling degree days were substantially up. Heating degree days were up, but only by about five percent.

MR. VON REISEMANN:
Okay. And then the final question is on the proposed delays by Senator Sanchez of up to five years. I think the PRC Commissioner Pope is on-board as is the AG. Can you just talk about in general terms, I mean what the likelihood of that going through is or if there would be opportunities for some sharing mechanisms which some advocacy groups are proposing out there, especially on the wholesale side.

MR. STERBA:
Sure. Michael Sanchez has yet to produce legislation and it is always difficult to comment until you know actually what the words are. His press release said a delay of up, of at least five years. But he's been quoted in the paper more recently as talking about something starting around 2006.

Since I got back into town, I have not had a chance to talk with the Senator so I think this is one of these fluid processes. That the legislature is obviously concerned and nervous and learning at the same time. So I think it's other than the broad parameters that we established, it's difficult to say what I think may happen.

I think that there is certainly momentum behind the delay within the legislature, out of fear and sometimes imperfect information. And as I've said, we're willing to work with them provided that there's clarity around the move and the commitment to a competitive wholesale market, wholesale competitive supply market. And being able to provide the business flexibility necessary for us to compete.

So I think that kind of frames where the forces are. Now there are some of the utilities in this State that supported the delay, one particularly does not have generation and is exposed to the wholesale market as it is today.

There are other utilities of which we are one, that believe it ought to move forward at the pace it is today. I've seen recently two letters that are going to, in one of the papers, that also support no delay. So I, you know, it's hard to tell where this actually ends up, but the momentum is probably more toward some form of a delay.

Now in terms of the wholesale side, Jim, that you raised, a couple things to keep in mind. A lot of our off-system sales by far the vast majority, comes from our excluded assets and the at-risk trading operation that we enter into. Probably less than 15 percent of the energy sales that we make in the market come from resources that are included in rates. In the last rates settlement that we entered into, there's about $41 million of credits for off-system sales that were included in that.

So I think that what people see, we're making a lot of money in the wholesale market and they assume that that's coming out of the sale of energy from our system, that's in rates. And that's not the case. So I don't think that there's a high probability that a good argument can be made that some sharing of those revenues is appropriate. Our shareholders have paid of $300 million since 1990 associated with excluded assets in losses. And we finally hit upon a year in which we're able to recover our costs for the excluded assets, and start to earn back a little bit of that loss.

Now we really, those are not arguments or points that we've really had to get into yet in this State, but I think it's the first optics about the money being made in the wholesale market place.

MR. VON REISEMANN:
Great.  That's a good clarification.  Thank you very much.

OPERATOR:
The next question comes from Robert Mullin*. Please state your affiliation, followed by your question.

MR. MULLIN:
Rob Mullin from Zimmer Lucas. Congratulations on a strong quarter. My two questions. The first is I think you mentioned the 17 cent reserve taken for re-structuring charges and I was curious if re-structuring is delayed, are those types of reserves that we could see being reversed in the future or are those linked to the timely implementation of re-structuring?

MR. STERBA:
Okay.  And you had a second question, Robert?

MR. MULLIN:
Yeah. The second was just I was curious, the targeted growth rate. There was some confusion in terms of whether it was predicated on the closing of, the ten percent growth is predicated on the closing of the Western Resources merger or if it's achievable on a stand-alone basis, and I just wanted to see what the current thinking was on that.

MR. STERBA:
Okay. First, relative to the reserve. If there's anything other than the process of re-structuring that causes one to loose hair, it's accounting rules.

MR. MULLIN:
Uh-huh.

MR. STERBA:
And we have had to make an estimate based on the best information available of what we think could happen.

MR. MULLIN:
Uh-huh.

MR. STERBA:
And there's no single scenario that we can say this exactly will happen, but as we've looked at it and as we've looked at what we have put on the table for discussion of settlement purposes, it is our belief that that amount of regulatory asset which was I think about $6.6 million after tax is not going to be recoverable. But we felt that the approach that we have worked with other parties on in negotiating a settlement to the restructuring issues was an appropriate one for the company and for our owners.

So now, are there scenarios that could occur in which it would be reversed and I guess the answer is yes. For example, if there was a repeal of the Act and we go back or try to go back to some form of regulatory cost-based rate making then there would be an argument that that's an asset that should be placed back on the books.

Now the second question regarding targeted growth rate and the ten percent. The acquisition with Western Resources is an integral component of our growth strategy and it does it through a couple of bases.

One, it introduces us into a new market that I think is less robust and less mature than the market we've operated in and so we think we can do some very good efforts in that marketplace.

Second, it also provides a bit of a hedge because today we're exposed to the volatility of the western marketplace and the risks of the western marketplace. And having some diversity helps gives some comfort to the ability to maintain those kinds of growth rates. So the ten percent that I refer to assumes the closing of that merger transaction.

MR. MULLIN:
Okay.  Thank you very much.

OPERATOR:
The next question comes from Rose-Lynn Perry. Please state your affiliation, followed by your question.

MS. PERRY:
Hi. SAC Capital. I have a couple of questions. First of all, regarding the 2001 earnings guidance of 2.60 to 2.70. I just want to confirm that that does not assume that you're paid by California in 2001, such that if you are paid, we could look for that to be added in to the earnings guidance.

MR. STERBA:
No. We have booked the revenue. We have on our books the reflection of revenue being paid for sales made in 2000. We have not charged off against earnings assuming that that will not be made. Okay. So --

MS. PERRY:
Would you be reversing the reserve then in '01?

MR. STERBA:
No. The reserve that we took, let's try to clarify this issue of a reserve because I think it goes back to the question that Jim asked earlier. The eight and a half million reserve is not a special or one time charge that we've taken. It is a reserve that recognizes the overall risks associated with our wholesale market operation. It is now grown to a size that it's about, it's over 50 percent of our electric revenues, over 60 percent of our sales on the electric side, and within any commodity market there is always risk, whether it be associated with credit, and not just the California situation.

Frankly, there were charges if you will recall a couple of years ago when we had some traders that went belly-up and some of the market players ended up having to take charges. So the eight and a half million dollars that we have booked right now is a result of a fairly significant set of analysis using basically a credit var-like* calculation. And recognizing the risks that are inherent in the marketplace.

In addition, recognizing the special uncertainty of California. So it is a reserve that could be offset if in fact we don't receive some payments, but in fact we will redo that calculation about the reserve I would assume on a quarterly basis and it may go up or down as we go forward.

MS. PERRY:
Okay.

MR. STERBA:
But up until the fourth quarter, we did not have that kind of a reserve established.

MS. PERRY:
Okay. Thanks for that clarification. And then I'm also curious how much power you've sold forward for 2001, what percent of your you know, total potential there and whether or not you participated in the California auction that occurred yesterday, or ended yesterday.

MR. STERBA:
Yeah. Relative to competitive issues, it's not something that we would disclose. Please judge us by our results as we move forward. But in terms of percentage of sales, it's difficult to make, to give you a percentage that's going to be meaningful. We have sold forward and particularly in the first and second quarters, I'm not sure how much we've sold of significance at all in the third and fourth quarter already. Eddie Padilla is with us and I'm going to ask him to give a little information on that.

MR. PADILLA:
Yeah. We've always participate in the forward market. The exact amounts would be a matter of actually a daily change as we trade, buy and resell. So to provide a forward look of those assessments would be a specific point in time assessment and it changes constantly. But we do actively trade forward through primarily 18-month forward block sales, so we do have quite a bit of forward sales already into particularly Q1, Q2 and I'd say we're active in Q3 and then to a lesser extent Q4 and Q1 of the following year.

MS. PERRY:
Can you tell us generally what your philosophy is towards how much you'd like to have sold forward versus on-the-spot?

MR. STERBA:
Well again, that strategy we assess daily in our morning strategy meetings, and as of this particular point in time obviously prices are very strong. I would say that, I would point out that we do trade actively in the real-time market so not only do we look at the balance between day-ahead and month-ahead block trades, we also balance that with what we think we can do on the hourly market.

Now let me give you one other reference point. In general, and this obviously is just a guideline because we as Eddie said it is affected by how we perceive the market conditions to be.

But in general we're targeting to start to work on having 50 percent or so of our sales under longer term contracts and that could be a year, two years, three years. Probably you know we'll view quarter-to-quarter sales as obviously a short-term not just spot. But that's kind of a longer term strategy for us.

Now also remember that in this year we lose the San Diego contract which was worth I believe on an annualized basis something like 32 cents, 36 cents a share. So when people talk about reasonably flat, not too much of an increase earnings going from last year to this year, even with our increased 2.60 to 2.70 frankly, we think that's a hell of a success given the San Diego loss.

MS. PERRY:
Okay.  And the California auction?

MR. STERBA:
We don't usually give out information about what transactions we may be discussing or negotiating so I would back off on answering that question.

MS. PERRY:
Okay.  Thanks.

OPERATOR:
Ladies and gentleman, again I'd like to remind you should you have a question, please press 1, 4 on your pushbutton phone.

The next question comes from Richard Haden*. Please state your affiliation, followed by your question.

MR. HADEN:
Good morning. You may have covered this, I apologize. Have you delineated a time line for the Western Resources?

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

MR. STERBA:
Well, we have talked in terms of we'd like to envision a closing in the first quarter of 2002. Obviously, the major issues we need to work through are the regulatory process. As you may know, Western has a rate case going on that will not, well it will be decided in July, the second half of July by the Commission in Kansas. So the end line for us is we'd like to look at a closing early 2002. I don't think a closing this calendar year is reasonable.

One update I guess, we are starting to hone in on when we think shareholder approvals will be requested, and it's probably going to be in August. And that's really driven by the process, the SEC process for the approval of the S4 given that we're going to need audited financials for year-end. And so when you work through that calendar, it really points that shareholder approval will probably be in the August time frame.

MR. HADEN:
Thank you.

OPERATOR:
If anyone again has any further questions or comments, please press 1, 4.

If there are no further questions, I'll turn the conference back to Jeff Sterba to conclude.

MR. STERBA:
Well, I would just like to thank you all very much for your time with us this morning. Our folks are certainly available, both Debbie Randall and Barbara Barsky if you have further questions, and we will keep you advised as things change in this ever-fluid market. Thank you.

OPERATOR:
Ladies and gentlemen, that concludes our conference for today. If you would like a rebroadcast of this conference, please dial 1-800-428-6051, international number 1-973-709-2089 with an I.D. number of 156101. Thank you all for participating and have a nice day. All parties may now disconnect.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 Statements made in this filing that relate to future events are made pursuant to the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the business of the Company are based upon current expectations and are subject to risk and uncertainties, as are the forward-looking statements with respect to the benefits of the Company's proposed acquisition of Western Resources and the businesses of the Company and Western Resources. The Company assumes no obligation to update this information.

Because actual results may differ materially from expectations, the Company cautions readers not to place undue reliance on these statements. A number of factors, including weather, fuel costs, changes in supply and demand in the market for electric power, the performance of generating units and transmission system, and state and federal regulatory and legislative decisions and actions, including rulings issued by the New Mexico Public Regulation Commission pursuant to the Electric Utility Industry Restructuring Act of 1999 and in other cases now pending or which may be brought before the commission and any action by the New Mexico Legislature to amend or repeal that Act, or other actions relating to restructuring or stranded cost recovery, or federal or state regulatory, legislative or legal action connected with the California wholesale power market, could cause the Company's results or outcomes to differ materially from those indicated by such forward-looking statements in this filing.

In addition, factors that could cause actual results or outcomes related to the proposed acquisition of Western Resources to differ materially from those indicated by such forward looking statements include, but are not limited to, risks and uncertainties relating to: the possibility that shareholders of the Company and/or Western Resources will not approve the transaction, the risks that the businesses will not be integrated successfully, the risk that the benefits of the transaction may not be fully realized or may take longer to realize than expected, disruption from the transaction making it more difficult to maintain relationships with clients, employees, suppliers or other third parties, conditions in the financial markets relevant to the proposed transaction, the receipt of regulatory and other approvals of the transaction, that future circumstances could cause business decisions or accounting treatment to be decided differently than now intended, changes in laws or regulations, changing governmental policies and regulatory actions with respect to allowed rates of return on equity and equity ratio limits, industry and rate structure, stranded cost recovery, operation of nuclear power facilities, acquisition, disposal, depreciation and amortization of assets and facilities, operation and construction of plant facilities, recovery of fuel and purchased power costs, decommissioning costs, present or prospective wholesale and retail competition (including retail wheeling and transmission costs), political and economic risks, changes in and compliance with environmental and safety laws and policies, weather conditions (including natural disasters such as tornadoes), population growth rates and demographic patterns, competition for retail and wholesale customers, availability, pricing and transportation of fuel and other energy commodities, market demand for energy from plants or facilities, changes in tax rates or policies or in rates of inflation or in accounting standards, unanticipated delays or changes in costs for capital projects, unanticipated changes in operating expenses and capital expenditures, capital market conditions, competition for new energy development opportunities and legal and administrative proceedings (whether civil, such as environmental, or criminal) and settlements, the outcome of Protection One accounting issues reviewed by the SEC staff as disclosed in previous Western Resources SEC filings, and the impact of Protection One's financial condition on Western Resources' consolidated results.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
                                       PUBLIC SERVICE COMPANY OF NEW MEXICO
                                                    (Registrant)


Date:  March 1, 2001                             /s/ John R. Loyack
                                         ------------------------------------
                                                    John R. Loyack
                                         Vice President, Corporate Controller
                                             and Chief Accounting Officer
                                              (Officer duly authorized
                                                to sign this report)